Exhibit 99.1

News Release

Marina Biotech Announces Resignation of Chairman, President and Chief Executive Officer J. Michael French

BOTHELL, WA (June 2, 2016) – Marina Biotech, Inc. (OTCQB: MRNA), a leading nucleic acid-based drug discovery and development company focused on rare diseases, today announcd that J. Michael French, chairman of the board, president and chief executive officer, is resigning effective June 10, 2016 to pursue other opportunities. Current board member, Joseph W. Ramelli, will assume the roles of chairman of the board and acting chief executive officer. The board of directors is currently conducting a search for a new CEO.

“The Board thanks Mr. French for his efforts and leadership of Marina, including the transition of the company from an oligonucleotide therapeutics company to a late-stage therapeutics company, with the pending completion of our proposed agreement with Turing Pharmaceuticals for its late-stage intranasal ketamine program. We wish him well in his future endeavors,” said Mr. Ramelli. “The Board has already begun a search for a new Chief Executive Officer with the expertise and experience necessary to fully execute on the opportunity provided by the ketamine program.”

About Marina Biotech, Inc.

Marina Biotech is an oligonucleotide therapeutics company with broad drug discovery technologies providing the ability to develop proprietary single and double-stranded nucleic acid therapeutics including siRNAs, microRNA mimics, antagomirs, and antisense compounds, including messengerRNA therapeutics. These technologies were built via a roll-up strategy to discover and develop different types of nucleic acid therapeutics in order to modulate (up or down) a specific protein(s) which is either being produced too much or too little thereby causing a particular disease. We believe that the Marina Biotech technologies have unique strengths as a drug discovery engine for the development of nucleic acid-based therapeutics for rare and orphan diseases. Further, we believe Marina Biotech is the only company in the sector that has a delivery technology in human clinical trials with differentiated classes of payloads, through licensees ProNAi Therapeutics and Mirna Therapeutics, delivering single-stranded and double-stranded nucleic acid payloads, respectively. In addition to these companies, we have also licensed the delivery technology to an undisclosed company developing a gene editing approach to the treatment of human diseases. Our novel chemistries and other delivery technologies have been validated through license agreements with Roche, Novartis, Monsanto, and Tekmira. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and a preclinical program in myotonic dystrophy. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

Recently, Marina announced an agreement with Turing Pharmaceuticals AG under which Marina intends to acquire Turing’s intranasal ketamine program. The program has been advanced worldwide with plans for U.S. and international clinical trial sites. The work thus far has predominately been directed at suicidality in post-traumatic stress disorder; a patient population with few, if any, therapeutic options. We believe the early clinical successes of this program combined with broadening acceptance of ketamine as a treatment for neurological and psychiatric diseases, presents a unique opportunity to rapidly move this compound into the U.S. market as early as 2019. In addition, there is some earlier work by academic centers suggesting that intranasal ketamine might be efficacious in patients suffering from certain rare diseases. In addition, the Company will also continue to seek alternatives for its nucleic acid therapeutics assets in order to maximize shareholder value. These alternatives could include the licensing and/or sale of individual nucleic acid chemistry and delivery technologies as well as the sale of the entire drug discovery platform.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to consummate the proposed asset acquisition transaction with Turing; (ii) the ability of Marina Biotech to obtain immediate additional funding; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

For Marina inquires:

Joseph Ramelli

Chairman, Acting CEO

Marina Biotech, Inc.

805-262-7621

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